Exhibit 99.1

STAAR Surgical Reports Second Quarter 2020 Results

LAKE FOREST, CA, August 5, 2020 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today reported financial results for the second quarter ended July 3, 2020.

Second Quarter 2020 Overview

•	Net Sales of $35.2 Million Down 11% from the Prior Year Quarter
•	ICL Sales of $30.7 Million Down 11% and Units Down 3% from the Prior Year Quarter
•	Gross Margin at 69.4% vs. 75.4% in the Prior Year Quarter
•	Net Loss of ($0.03) per Share vs. Prior Year Quarter Net Income of $0.08 per Share
•	Cash and Cash Equivalents Ended the Quarter at $116.3 Million.

“The outlook we provided in May accurately assessed the market dynamics and STAAR’s ability to perform well in the midst of a prolonged shutdown of elective surgeries in most of the global markets we serve. While refractive procedures were down significantly or came to a halt in April and May in much of North America, Europe, Latin America, India and the Middle East, continuing recovery and growth were recorded in Japan, Korea and China. In June, ICL implant procedures recorded strong year-over-year growth with units up 65% in Japan, 24% in Rest of Asia Pacific, 17% in Germany, 15% in Distributor Markets in Europe and 11% in Korea. The positive trending continued in July with China experiencing stronger than anticipated demand as the peak season began in earnest. While COVID-19 hotspots and government public health mandates may reoccur moving forward, we anticipate less business interruption and continued increased interest in our EVO ICL lens-based refractive solutions in Q3 and Q4. Our team is squarely focused on generating significant growth by supporting our surgeon partners as they restart their practices with patient recruiting programs, training and digital marketing,” said Caren Mason, President and CEO of STAAR Surgical.

“During Q3, we plan to launch the European commercialization of our innovative EVO Viva™ presbyopia-correcting lens. We will begin our phased rollout of the EVO Viva lens to select surgeons in early September. We are also anticipating completing enrollment in our U.S. EVO clinical trial in the September timeframe,” concluded Ms. Mason.

Financial Overview – Q2 2020

Net sales were $35.2 million for the second quarter of 2020, down 11% compared to $39.7 million reported in the prior year quarter. The sales decrease was driven by ICL revenue and unit growth declines of 11% and 3%, respectively, as compared to the prior year period. Other Product Sales decreased 15% compared to the prior year quarter.  ICL revenue was 87% of total Net sales for the second quarter of 2020.

Gross profit margin for the second quarter of 2020, was 69.4% compared to the prior year period of 75.4%. The decrease in gross margin is primarily attributable to geographic sales mix and a voluntary six-week COVID-19 related manufacturing pause that ended on April 27, 2020. Excluding the manufacturing pause related expenses from the second quarter of 2020 gross profit margin would have been 72.2%.

Operating expenses for the second quarter were $25.5 million compared to the prior year quarter of $25.3 million. General and administrative expenses were $7.8 million compared to the prior year quarter of $7.5 million. The increase in general and administrative expenses was due to increased headcount and salary-related expenses, partially offset by a decrease in variable compensation and travel expenses. Marketing and selling expenses were $10.3 million compared to the prior year quarter of $11.7 million. The decrease in marketing and selling expenses is due to decreased trade show expenses and travel expenses, partially offset by increased advertising and promotional activities. Research and development expenses were $7.3 million compared to the prior year quarter of $6.1 million. The increase in research and development expenses was due to increased clinical expenses associated with our EVO clinical trial in the U.S., and increased headcount and salary-related expenses, partially offset by variable compensation and travel expense.

Net loss for the second quarter of 2020 was ($1.2) million or approximately ($0.03) per diluted share compared with net income of $3.9 million or $0.08 per diluted share for the prior year quarter. Adjusted Net Income for the second quarter of 2020 was $1.4 million or $0.03 per diluted share compared to $6.5 million or $0.14 per diluted share for the prior year quarter. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Cash and cash equivalents at July 3, 2020 totaled $116.3 million, compared to $120.0 million at the end of fiscal 2019. The Company had $1.3 million drawn on its line of credit in Japan and no other debt at July 3, 2020. During the second quarter of 2020, the Company achieved breakeven cash from operations and invested $2.0 million in property and equipment.

Conference Call

The Company will host a conference call and webcast today, Wednesday, August 5 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss its financial results and operational progress. To access the conference call (Conference ID 9428649), please dial 833-350-1429 for domestic participants and 647-689-6661 for international participants. The live webcast can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call (Conference ID 9428649) will be available beginning approximately one hour after the call’s conclusion for seven days. This replay can be accessed by dialing 800-585-8367 for domestic callers and 416-621-4642 for international callers. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance. “Adjusted Net Income” and “Adjusted Net Income Per Share” exclude the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): gain or loss on foreign currency transactions, stock-based compensation expenses, and valuation allowance adjustments.  Management believes that “Adjusted Net Income” and “Adjusted Net Income per share” are useful to investors in gauging the outcome of the key drivers of the business performance:  the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

Management has also excluded gains and losses on foreign currency transactions because of the significant fluctuations that can result from period to period as a result of market driven factors. Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718.  Valuation allowance adjustments can occur from time to time based on forecasted changes in operating results until all net operating loss carryforwards are fully utilized.  In calculating Adjusted Net Income and Adjusted Net Income Per Share, STAAR excludes these expenses because they are non-

cash expenses and because of the considerable judgment involved in calculating their values.  In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

The Company also uses Constant Currency as a Non-GAAP financial measure to exclude the effects of currency fluctuations on net sales. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long-term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian® ICLs have been implanted to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: www.discovericl.com.  Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections, plans, strategies, and objectives of management for 2020 or prospects for achieving such plans, expectations for sales, revenue, or earnings, the expected impact of the COVID-19 pandemic and related public health measures (including but not limited to its impact on sales, operations or clinical trials globally), product safety or effectiveness, the status of our pipeline of ICL products with regulators, including our EVO family of lenses in the U.S., and any statements of assumptions underlying any of the foregoing, including those relating to our product pipeline and market expansion activities. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties related to the COVID-19 pandemic and related public health measures, as well as the factors set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2020, and Annual Report on Form 10-K for the year ended January 3, 2020 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; international trade disputes; and the willingness of surgeons and patients to adopt a new or improved product and procedure. The Visian ICL with CentraFLOW, now known as EVO Visian ICL, is not yet approved for sale in the United States.

CONTACT:Investors & Media

Brian Moore

Vice President, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

Consolidated Balance Sheets

(in 000's)

Unaudited

ASSETS	July 3, 2020	January 3, 2020
Current assets:
Cash and cash equivalents	$116,315	$119,968
Accounts receivable trade, net	39,469	30,996
Inventories, net	17,836	17,142
Prepayments, deposits, and other current assets	8,897	6,560
Total current assets	182,517	174,666
Property, plant, and equipment, net	21,478	17,065
Finance lease right-of-use assets, net	687	1,867
Operating lease right-of-use assets, net	5,587	6,684
Intangible assets, net	280	296
Goodwill	1,785	1,786
Deferred income taxes	5,114	3,750
Other assets	591	751
Total assets	$218,039	$206,865

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$1,325	$1,827
Accounts payable	8,890	8,050
Obligations under finance leases	493	560
Obligations under operating leases	2,355	2,700
Allowance for sales returns	4,285	3,644
Other current liabilities	14,241	17,697
Total current liabilities	31,589	34,478
Obligations under finance leases	108	366
Obligations under operating leases	3,320	4,086
Asset retirement obligations	212	211
Pension liability	8,136	7,840
Total liabilities	43,365	46,981

Stockholders' equity:
Common stock	458	448
Additional paid-in capital	320,235	304,288
Accumulated other comprehensive loss	(2,909)	(3,048)
Accumulated deficit	(143,110)	(141,804)
Total stockholders' equity	174,674	159,884
Total liabilities and stockholders' equity	$218,039	$206,865

Consolidated Statements of Operations

(In 000's except for per share data)

Unaudited

	Three Months Ended						Six Months Ended
	% of	July 3,	% of	June 28,	Fav (Unfav)		% of	July 3,	% of	June 28,	Fav (Unfav)
	Sales	2020	Sales	2019	Amount	%	Sales	2020	Sales	2019	Amount	%
Net sales	100.0%	$35,194	100.0%	$39,664	$(4,470)	-11.3%	100.0%	$70,381	100.0%	$72,247	$(1,866)	-2.6%

Cost of sales	30.6%	10,764	24.6%	9,765	(999)	-10.2%	30.1%	21,191	25.1%	18,168	(3,023)	-16.6%

Gross profit	69.4%	24,430	75.4%	29,899	(5,469)	-18.3%	69.9%	49,190	74.9%	54,079	(4,889)	-9.0%

Selling, general and administrative expenses:
General and administrative	22.3%	7,848	18.9%	7,508	(340)	-4.5%	22.5%	15,817	19.9%	14,345	(1,472)	-10.3%
Marketing and selling	29.3%	10,326	29.5%	11,682	1,356	11.6%	30.3%	21,354	30.2%	21,825	471	2.2%
Research and development	20.8%	7,311	15.4%	6,098	(1,213)	-19.9%	20.2%	14,209	16.3%	11,733	(2,476)	-21.1%
Total selling, general, and administrative expenses	72.4%	25,485	63.8%	25,288	(197)	-0.8%	73.0%	51,380	66.4%	47,903	(3,477)	-7.3%

Operating income (loss)	-3.0%	(1,055)	11.6%	4,611	(5,666)	-122.9%	-3.1%	(2,190)	8.5%	6,176	(8,366)	-135.5%

Other income (expense):
Interest income, net	0.1%	20	0.7%	259	(239)	-92.3%	0.3%	236	0.7%	530	(294)	-55.5%
Gain (loss) on foreign currency transactions	1.1%	388	0.0%	11	377	3427.3%	-0.1%	(80)	-0.3%	(237)	157	66.2%
Royalty income	0.1%	52	0.4%	163	(111)	-68.1%	0.2%	146	0.5%	334	(188)	-56.3%
Other income (expense), net	-0.1%	(21)	0.0%	1	(22)	-2200.0%	0.0%	(20)	0.1%	98	(118)	-120.4%
Total other income, net	1.2%	439	1.1%	434	5	1.2%	0.4%	282	1.0%	725	(443)	-61.1%

Income (loss) before provision for income taxes	-1.8%	(616)	12.7%	5,045	(5,661)	-112.2%	-2.7%	(1,908)	9.5%	6,901	(8,809)	-127.6%

Provision (benefit) for income taxes	1.5%	556	2.9%	1,131	575	50.8%	-0.8%	(602)	2.2%	1,620	2,222	137.2%

Net income (loss)	-3.3%	$(1,172)	9.8%	$3,914	$(5,086)	-129.9%	-1.9%	$(1,306)	7.3%	$5,281	$(6,587)	-124.7%

Net income (loss) per share - basic		$(0.03)		$0.09				$(0.03)		$0.12
Net income (loss) per share - diluted		$(0.03)		$0.08				$(0.03)		$0.11

Weighted average shares outstanding - basic		45,354		44,479				45,152		44,357
Weighted average shares outstanding - diluted		45,354		46,733				45,152		46,842

Consolidated Statements of Cash Flows

(in 000's)

Unaudited

	Three Months Ended		Six Months Ended
	July 3, 2020	June 28, 2019	July 3, 2020	June 28, 2019
Cash flows from operating activities:
Net income (loss)	$(1,172)	$3,914	$(1,306)	$5,281
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	752	761	1,518	1,983
Amortization of long-lived intangibles	8	9	17	17
Deferred income taxes	-	314	(1,369)	393
Change in net pension liability	203	84	376	203
Stock-based compensation expense	2,918	2,579	5,839	5,220
Loss on disposal of property and equipment	-	-	3	-
Provision for sales returns and bad debts	525	2	605	(32)
Inventory provision	480	332	816	787
Changes in working capital:
Accounts receivable	(4,947)	(5,979)	(8,409)	(6,533)
Inventories	(441)	113	(932)	106
Prepayments, deposits and other current assets	274	1,163	(2,172)	(1,154)
Accounts payable	(610)	748	297	563
Other current liabilities	1,993	(563)	(3,471)	(2,626)
Net cash provided by (used in) operating activities	(17)	3,477	(8,188)	4,208

Cash flows from investing activities:
Acquisition of property and equipment	(2,025)	(2,398)	(4,210)	(4,601)
Increase in patents and licenses	-	-	-	(30)
Net cash used in investing activities	(2,025)	(2,398)	(4,210)	(4,631)

Cash flows from financing activities:
Repayment on line of credit	(3)	(500)	(508)	(999)
Repayment of finance lease obligations	(110)	(316)	(346)	(681)
Proceeds from vested resricted stock and exercise of stock options	7,553	488	9,558	1,112
Net cash provided by (used in) financing activities	7,440	(328)	8,704	(568)

Effect of exchange rate changes on cash and cash equivalents	66	267	41	243

Increase (decrease) in cash and cash equivalents	5,464	1,018	(3,653)	(748)
Cash, cash equivalents and restricted cash, at beginning of the period	110,851	102,233	119,968	103,999
Cash, cash equivalents and restricted cash, at end of the period	$116,315	$103,251	$116,315	$103,251

Reconciliation of Non-GAAP Financial Measure

Adjusted Net Income (Loss) and Net Income (Loss) Per Share

(in 000's)

Unaudited

	Three Months Ended		Six Months Ended
	July 3, 2020	June 28, 2019	July 3, 2020	June 28, 2019
Net income (loss) (as reported)	$(1,172)	$3,914	$(1,306)	$5,281
Less:
Foreign currency impact	(388)	(11)	80	237
Stock-based compensation expense	2,918	2,579	5,839	5,220
Valuation allowance adjustment	-	-	(1,369)	-
Net income (adjusted)	$1,358	$6,482	$3,244	$10,738

Net income (loss) per share, basic (as reported)	$(0.03)	$0.09	$(0.03)	$0.12
Foreign currency impact	-	-	-	-
Stock-based compensation expense	0.06	0.06	0.13	0.12
Valuation allowance adjustment	-	-	(0.03)	-
Net income per share, basic (adjusted)	$0.03	$0.15	$0.07	$0.24

Net income (loss) per share, diluted (as reported)	$(0.03)	$0.08	$(0.03)	$0.11
Foreign currency impact	-	-	-	0.01
Stock-based compensation expense	0.06	0.06	0.12	0.11
Valuation allowance adjustment	-	-	(0.02)	-
Net income per share, diluted (adjusted)	$0.03	$0.14	$0.07	$0.23

Weighted average shares outstanding - Basic	45,354	44,479	45,152	44,357
Weighted average shares outstanding - Diluted	47,546	46,733	47,328	46,842

Note:  Net income per share (adjusted), basic and diluted, may not add due to rounding

STAAR Surgical Company

Reconciliation of Non-GAAP Financial Measure

Constant Currency Sales

(in 000's)

Unaudited

	Three Months Ended
	July 3,	Effect of	Constant	June 28,	As Reported		Constant Currency
Sales	2020	Currency	Currency	2019	$ Change	% Change	$ Change	% Change
ICL	$30,728	$(6)	$30,722	$34,432	$(3,704)	-10.8%	$(3,710)	-10.8%

IOL	2,561	(41)	2,520	3,874	(1,313)	-33.9%	(1,354)	-35.0%
Other	1,905	(67)	1,838	1,358	547	40.3%	480	35.3%
Other Products	4,466	(108)	4,358	5,232	(766)	-14.6%	(874)	-16.7%

Total Sales	$35,194	$(114)	$35,080	$39,664	$(4,470)	-11.3%	$(4,584)	-11.6%

	Six Months Ended
	July 3,	Effect of	Constant	June 28,	As Reported		Constant Currency
Sales	2020	Currency	Currency	2019	$ Change	% Change	$ Change	% Change
ICL	$60,068	$95	$60,163	$62,218	$(2,150)	-3.5%	$(2,055)	-3.3%

IOL	6,555	(41)	6,514	7,891	(1,336)	-16.9%	(1,377)	-17.5%
Other	3,758	(67)	3,691	2,138	1,620	75.8%	1,553	72.6%
Other Products	10,313	(108)	10,205	10,029	284	2.8%	176	1.8%

Total Sales	$70,381	$(13)	$70,368	$72,247	$(1,866)	-2.6%	$(1,879)	-2.6%